Exhibit 99.(i).(2)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the caption “Legal Counsel to the Trust” in the Statement of Additional Information comprising a part of Pre-Effective Amendment No. 1 to the Form N-1A Registration Statement of Virtus Managed Account Completion Shares (MACS) Trust, File No. 333-280702. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
San Francisco, California
December 23, 2024